SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

Commonwealth Energy Corporation.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commonwealth Energy Corporation

15901 Red Hill Avenue, Suite 100
Tustin, California 92780

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      We cordially invite you to attend our 2002 Annual Meeting of Shareholders. This Annual Meeting will be held at 10:00 a.m., California time, on Tuesday, January 21, 2003, at the Grove of Anaheim, located at 2200 E. Katella Avenue, Anaheim, California 92806, for the following purposes:

1.	To elect seven Directors to the Board of Directors to hold office for a one year term expiring at the Company’s next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.

3.	To consider a shareholder proposal, if presented at the Annual Meeting, that would amend the Company’s bylaws to prohibit the Company’s Board of Directors from amending bylaws that have been approved by the Company’s shareholders.

4.	To consider a shareholder proposal, if presented at the Annual Meeting, that would amend the Company’s bylaws to set the compensation of the Company’s non-employee directors and provide for mandatory indemnification of non-employee directors.

5.	To transact any other business properly presented at the meeting or any adjournments or postponements of the meeting.

      The Board of Directors has nominated Ian B. Carter, Craig G. Goodman, Junona A. Jonas, Robert C. Perkins, William J. Popejoy, Joseph P. Saline, Jr. and Eugene R. Sullivan, as the nominees for election to the Board of Directors.

      The Board of Directors has fixed the close of business on November 22, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, this Annual Meeting.

      You are cordially invited to be present and to vote at this Annual Meeting in person. However, you are also requested to return a proxy as promptly as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. In the event you have returned a proxy, but elect to attend this Annual Meeting and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

John A. Barthrop
Secretary

Tustin, California

December 20, 2002

PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3 -- SHAREHOLDER PROPOSAL (MR. GARREN)
PROPOSAL 4 -- SHAREHOLDER PROPOSAL (MR. MOSELEY)
COMPENSATION OF EXECUTIVE OFFICERS
TRANSACTIONS WITH MANAGEMENT AND OTHERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING RELATING TO FISCAL 2003
AVAILABILITY OF ANNUAL REPORT
OTHER MATTERS

Commonwealth Energy Corporation

15901 Red Hill Avenue, Suite 100
Tustin, California 92780

PROXY STATEMENT

      The Board of Directors of Commonwealth Energy Corporation (the “Company”) is soliciting proxies to be voted at the 2002 Annual Meeting of Shareholders of the Company to be held on Tuesday, January 21, 2003, at the Grove of Anaheim located at 2200 E. Katella Avenue, Anaheim, California 92806, at 10:00 a.m., California time, and at any adjournments thereof (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described herein. This Proxy Statement describes issues on which the Company would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is December 24, 2002.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Who May Vote

      The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on November 22, 2002, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). The only outstanding classes of stock of the Company are its Common Stock, no par value per share (“Common Stock”), and Series A Convertible Preferred Stock, no par value per share (“Series A Preferred Stock”). At the Record Date, 27,162,032 shares of Common Stock were outstanding and 609,000 shares of Series A Preferred Stock were outstanding.

      Each holder of record of Common Stock and Series A Preferred Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors only, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock and Series A Preferred Stock will be entitled to seven votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If cumulative voting is in effect, the proxyholders named in the accompanying proxy also shall have the right in their discretion to cumulate votes represented by the proxies that they hold, and to cast such cumulated votes for less than all of the nominees, provided that the proxyholders in no event shall cast a vote for a nominee with regard to whom authority to vote has been withheld by the person giving the proxy.

How To Vote

      The Company encourages you to vote promptly. You may vote in one of the following ways:

      By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

      At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person.

      All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocability of Proxy

      You may revoke your proxy prior to its exercise. You may do this by (a) delivering to the Secretary of the Company, John A. Barthrop, at or prior to the Annual Meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked, or (b) voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke your proxy.

How Your Shares Will Be Voted

      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted (a) FOR the election of the Board’s nominees for Directors, (b) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors; (c) AGAINST the shareholder proposal to amend the Company’s bylaws to prohibit the Company’s Board of Directors from amending bylaws that have been approved by the Company’s shareholders; and (d) AGAINST the shareholder proposal to amend the Company’s bylaws to set the compensation of the Company’s non-employee directors and provide for mandatory indemnification of non-employee directors. In addition to the shareholder proposals described in this Proxy Statement, five other shareholders submitted proposals for inclusion in this Proxy Statement, which the Company has omitted pursuant to Rule 14a-8 of the Securities and Exchange Commission’s proxy rules. If these shareholders should present these proposals at the Annual Meeting, it is the intention of the persons named in the proxy to vote against such proposals. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business. In the event the directors are to be elected by cumulative voting, the proxyholders named in the accompanying proxy shall have the right in their discretion to cumulate votes represented by the proxies that they hold, and to cast such cumulated votes for less than all of the nominees, provided that the proxyholders in no event shall cast a vote for a nominee with regard to whom authority to vote has been withheld by the person giving the proxy.

Voting, Quorum and Broker Non-Votes

      Shares of Common Stock and Series A Preferred Stock will be counted as present at the Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy. A majority of the Company’s outstanding shares entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

      The seven nominees receiving the highest number of votes “FOR” a director will be elected as directors. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors. The affirmative vote of a majority of the outstanding shares entitled to vote is required for the adoption of each of the shareholder proposals. Abstentions will be counted as votes against any of the proposals as to which a shareholder abstains. Non-votes will have no effect on the voting with respect to the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, but will be counted as votes against any of the shareholder proposals as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock or Series A Preferred Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Expenses and Method of Solicitation

      The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to shareholders whose Common Stock is held of record by such entities. The Board has authorized the Company to retain the services of Sitrick And Company, Inc. to solicit proxies in connection with the Annual Meeting if, in the view of our management, it is deemed necessary. The Company has retained Sitrick And Company Inc. and expects the fee for such services to be approximately $25,000, plus out-of-pocket expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Consistent with the recommendation of the Nominating Committee of the Board of Directors, seven persons, Ian B. Carter, Craig G. Goodman, Junona A. Jonas, Robert C. Perkins, William J. Popejoy, Joseph P. Saline, Jr. and Eugene R. Sullivan, have been nominated by our Board of Directors for election at the Annual Meeting to serve one year terms expiring at our next annual meeting and until his or her respective successor is elected and qualified.

      Our bylaws provide for not less than five nor more than nine directors, the exact number within the range being set by our Board of Directors from time to time. Currently, our Board of Directors has set that number at seven directors. Each of the seven nominees, whose term expires at the Meeting, presently serves as a director and has served continuously as a director since the date indicated under the caption “Information About the Director Nominees” below. In the event the nominee is unable to or declines to serve as a director at the time of the Annual Meeting, which is not anticipated, the persons named in the proxy will vote for the election of such person or persons as may be designated by our Board of Directors. Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the seven director nominees listed below; provided, however, that if the directors are to be elected by cumulative voting, the proxyholders named in the enclosed proxy shall have the right in their discretion to cumulate votes represented by the proxies they hold, and to cast such cumulated votes for less than all the nominees.

      On February 1, 2002, Joseph Saline, Kevin Biswell, Joseph O’Gundiji and Michael Doak filed a complaint in California Superior Court for Orange County against us to determine the validity of the election of the Company’s directors at the annual meeting of shareholders held in November 2001. On May 15, 2002, we entered into a confidential working settlement agreement with the plaintiffs, pursuant to which the parties agreed, among other things, to (a) set the exact number of directors within the established range at seven until at least the end of the terms of the directors elected at the Annual Meeting and (b) a set of procedures for the appointment of two new mutually acceptable directors to the Board of Directors. On June 5, 2002, the court issued an order approving and implementing the settlement agreement. Pursuant to the procedures agreed upon in the working settlement agreement, William J. Popejoy and Eugene R. Sullivan were appointed as members of the Board of Directors on September 13, 2002. Pursuant to the terms of the working settlement agreement, the Company agreed to nominate Messrs. Popejoy, Saline and Sullivan for election at the Annual Meeting, unless the Court makes a determination that these individuals have violated the Company’s Code of Conduct, the Company undergoes a change of control or management or any of them chooses not to stand for election.

      Our employment agreement with Ian B. Carter, dated November 1, 2000, provides that during the term of the agreement, the Company shall include Mr. Carter as a candidate on any slate of nominees for directors presented by the Company.

      Our Board of Directors has determined that it would have nominated Messrs. Carter, Popejoy and Sullivan for election to the Board of Directors even in the absence of the employment agreement or the working settlement agreement; however, but for the working settlement agreement, the Board of Directors would not have nominated Mr. Saline for election to the Board.

      Our Board of Directors recommends a vote FOR the election of Ian B. Carter, Craig G. Goodman, Junona A. Jonas, Robert C. Perkins, William J. Popejoy and Eugene R. Sullivan as directors. Solely to comply with the working settlement agreement, the Board of Directors also recommends a vote for Joseph P. Saline, Jr. as a director.

Information About the Director Nominees

      The following table sets forth information regarding the director nominees, including their age on the date of the Annual Meeting and business experience during the past five years. Each of the director nominees is a United States citizen.

		Director
Name	Age	Since	Principal Occupation and Other Information

Ian B. Carter	64	1999	Mr. Carter has been our Chairman and Chief Executive Officer since January 2000. During the preceding four month period prior to that, he acted as Interim President. From October 1988 to August 1999, Mr. Carter operated his owned businesses, including a mortgage banking firm and a merchant banking firm. Prior to that, Mr. Carter served as an investment specialist for Coldwell Banker Commercial Brokerage and worked as a Systems Engineer and Salesman with IBM. Mr. Carter also served in the United States Army serving in Vietnam, Europe and the Pentagon. Mr. Carter received his Bachelor of Science degree in Engineering from the United States Military Academy at West Point, New York and his Master in Business Administration in finance from the University of Southern California.
Craig G. Goodman	52	2002	Mr. Goodman has served as the Chief Executive Officer of the National Energy Marketers Association, a national non-profit association representing a regionally diverse cross-section of wholesale and retail marketers of natural gas, electricity and energy-related products, services, information and technology, since October 1997. Mr. Goodman served as a high-ranking energy and tax policy official in the administrations of President Ronald W. Reagan and George Herbert Walker Bush. Mr. Goodman has served in the senior management positions with several energy corporations. Mr. Goodman received his bachelor’s degree in economics with honors from the University of Maryland and a juris doctorate degree with a concentration in international corporate law and economics from the University of Miami School of Law.
Junona A. Jonas	58	2001	Ms. Jonas has been the General Manager of Alameda Power & Telecom, a municipal utility, since December 2000. From March 2000 to August 2000, she served as Chief Executive Officer of vetmedcenter.com, an online resource for veterinary information and services. From February 1999 to January 2000, Ms. Jonas was President and Chief Operating Officer of utility.com, an internet provider of energy and energy services to retail customers in states that have deregulated their electric industry. From July 1978 to February 1999, she served in various capacities at Pacific Gas & Electric (PG&E), a public utility, including serving as the first President and Chief Operating Officer of PG&E’s retail energy services subsidiary, Vantus Energy Corporation, and as Vice President, Gas and Electricity Supply. Ms. Jonas has a Bachelors degree from Santa Clara University and Masters degrees from Stanford and Cal State University Hayward.

		Director
Name	Age	Since	Principal Occupation and Other Information

Robert C. Perkins	63	1999	Mr. Perkins has served as Chairman and Chief Executive Officer of Hospital Management Services, a provider of financial and management consulting services to hospitals and similar institutions, since June 1969. Mr. Perkins spent 5 years with the United States Government Accounting Office (GAO), where he was involved with government audits of large defense and aerospace firms. He headed one of the first audits of the Medicare Program. Mr. Perkins received his Bachelor of Science degree in accounting from Bob Jones University.
William J. Popejoy	64	2002	Mr. Popejoy is the Managing Member and Chief Executive Officer of Pacific Capital Investors since April 1999. From May 1997 to April 1999, he served as the Director of the California State Lottery. Prior to joining the State Lottery, Mr. Popejoy served as President and Chief Executive Officer for various financial institutions and was assigned the role of Chief Executive Officer of Orange County, California during the county’s bankruptcy. Mr. Popejoy received his Bachelors and Masters degrees from California State University at Sacramento. Mr. Popejoy also serves as a trustee of PIMCO and as a director of PIMCO Commercial Securities.
Joseph P. Saline, Jr.	61	2001	Mr. Saline has served as an Operations Manager at Northrop Grumman Corporation in their Integrated Systems Division since June 1998. Mr. Saline also serves on the board of directors of InterBill Inc. Mr. Saline received a Bachelors degree from the University of Detroit and a Masters degree from Purdue University.
Eugene R. Sullivan	61	2002	Judge Sullivan has served as a Senior Judge and as a Judge of the United States Court of Appeals (Armed Forces) since June 1986. Judge Sullivan served on a legal defense team in the White House. He also served as the Chief Legal Advisor to the Director of National Reconnaissance Office. He currently serves on the Executive Committee of the Board of Trustees, Association of Graduates of West Point and on the Executive Board of the Duke Law School Center for Law, Ethics and National Security. Judge Sullivan is a graduate of the U.S. Military Academy at WestPoint and of Georgetown University Law Center.

Legal Proceedings Involving the Director Nominees

      On August 16, 2001, Joseph P. Saline, one of our directors, filed an action in California Superior Court for Orange County (Case No. 01CC10657) seeking an order granting him access to all of the Company’s documents and records. The Company filed a cross-petition alleging that Mr. Saline unlawfully disseminated confidential information belonging to the Company, breached his confidentiality agreement with the Company, breached his fiduciary duty to the Company, and illegally tape recorded meetings and seeking, among other things, to limit Mr. Saline’s ability to distribute the corporate documents he was seeking. The trial court issued an order granting Mr. Saline access to certain documents, but prohibited Mr. Saline from disclosing or discussing the documents he requested with anyone other than his attorney and other members of our Board of Directors. We provided Mr. Saline with copies of certain corporate documents under the protection of the court order. Mr. Saline filed an appeal, seeking to reverse the restrictions on his right to disclose or discuss the documents with third parties and to reverse the trial court’s limits on Mr. Saline’s inspection rights. On July 30, 2002, the California Court of Appeals reversed the order of the Superior Court that limited Mr. Saline’s ability to disseminate the documents. The Court of Appeals further granted Mr. Saline with access to all of the Company’s documents and records. The Court of Appeals also ordered that Mr. Saline shall recover the costs of his appeal from the Company.

      On October 29, 2001, Mr. Saline filed a civil claim against us in California Superior Court for Orange County (Case No. 01CC13887). Mr. Saline alleges that the Company breached its contract to sell Mr. Saline preferred shares, is estopped to deny the rights and privileges of his preferred stock, unlawfully denied him his voting rights and committed unfair business practices. In his complaint, Mr. Saline alleged that he is the holder of 352,000 shares of preferred stock, with two-for-one conversion and voting rights that differ from the rights set forth in the Certificate of Determination for our Series A Preferred Stock filed with the California Secretary of State. The Company filed an answer disputing Mr. Saline’s claims and filed a cross-complaint for declaratory relief. Mr. Saline filed a request for a preliminary injunction prior to the Company’s 2001 annual meeting of shareholders. On November 14, 2001, the court issued an interim court order prohibiting the Company from refusing to recognize that Mr. Saline owns 352,000 of preferred stock, convertible into Common Stock and entitled to vote on a two-for-one basis, pending final resolution of the case. On November 14, 2002, the court, after making a preliminary finding that the shares were “void” as a matter of law, issued an order dissolving the interim court order. Accordingly, the Company believes that is not currently required to recognize that Mr. Saline owns the disputed shares of preferred stock at this time. On December 19, 2002, Mr. Saline filed a petition for writ of mandate, supersedeas or other appropriate relief in the California Court of Appeals, seeking to have the Superior Court’s order that dissolved the November 14, 2001 preliminary injunction vacated and set aside. In addition, on December 3, 2002, Mr. Saline filed a motion seeking to join 72 of the Company’s Series A Preferred shareholders into this case, claiming that the shares held by these shareholders should be cancelled if Mr. Saline’s shares are cancelled. The Company has filed a motion for summary judgment, which is currently scheduled to be heard on January 29, 2003 and intends to file a response opposing the writ of mandate. The Company continues to vigorously defend this lawsuit. This lawsuit is still pending.

      On February 1, 2002, Joseph Saline, Kevin Biswell, Joseph O’Gundiji and Michael Doak filed a complaint in California Superior Court for Orange County against us to determine the validity of the election of the Company’s directors at the annual meeting of shareholders held in November 2001. On May 15, 2002, we entered into a confidential working settlement agreement with the plaintiffs, pursuant to which the parties agreed, among other things (a) to set the exact number of directors within the established range at seven until at least the end of the terms of the directors elected at the Company’s next annual meeting of shareholders; (b) to a set of procedures for the appointment of two new mutually acceptable directors to the Board of Directors; (c) that Mr. Saline will be entitled to receive compensation for his service as a nonemployee director; (d) that Mr. Biswell will be appointed to our advisory committee; (e) to mediate the pending lawsuits between Mr. Saline and us; and (f) to dispute resolution procedures and to the payment of costs related to the disputes. On June 5, 2002, the court issued an order approving and implementing the settlement agreement. Pursuant to the procedures agreed upon in the working settlement agreement, William J. Popejoy and Eugene R. Sullivan were appointed as members of the Board of Directors on September 13, 2002.

      On March 22, 2002, we filed a complaint against Mr. Saline (Case No. 02-02442, U.S. District Court Central District of California), which was amended on August 23, 2002, alleging that Mr. Saline violated federal securities laws, committed libel, committed unfair business practices and breached his fiduciary duties. These claims are based upon certain alleged actions by Mr. Saline in connection with certain purchases of our securities and statements Mr. Saline made regarding the proxy contest with respect to our 2001 annual meeting of shareholders. Among the alleged statements made by Mr. Saline that are at issue in the case are statements relating to a proposed merger of Commonwealth with New World Power Corporation, a corporation in which Mr. Saline owned an interest, which was rejected by the Board. We are seeking to recover damages and to recover certain preferred shares Mr. Saline claims to have purchased prior to the shareholder meeting and election. On July 15, 2002, Mr. Saline filed a motion to strike the fraud and deceit claim that the Company alleged in its original complaint. The court awarded attorney’s fees to Mr. Saline with respect to this motion on December 11, 2002. On November 1, 2002,

Mr. Saline filed a special motion to strike the libel claim in the Company’s amended complaint. On December 11, 2002, the court denied Mr. Saline’s motion.

      On September 10, 2002, pursuant to the terms of the working settlement agreement in the case filed February 1, 2002, the Company and Mr. Saline attended a mediation proceeding in an attempt to resolve several of the pending legal proceedings described above. The parties were not able to reach agreement.

      On December 17, 2002, David Barnes, Jesse Utt and W. James Saul filed a lawsuit against Mr. Saline in the U.S. District Court Central District of California (Case No. SA CV 02-1157 AHF). The plaintiffs allege that they represent a group of the Company’s shareholders holding over 10 percent of our common stock. The complaint alleges that Mr. Saline has violated federal securities laws and committed acts of fraud, dishonesty and abuse to the harm of the Company and its shareholders. The plaintiffs seek damages, injunctive relief preventing Mr. Saline from violating the Securities and Exchange Commission’s proxy rules and an order removing Mr. Saline as a director of the Company and barring him from further serving as a director of the Company. Mr. Saline has informed the Company that as of December 18, 2002 he had not been served in this case and that he intends to deny the allegations and vigorously defend this suit.

Meetings of the Board and its Committees

      The Board of Directors manages the business of the Company. The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee, each of whose functions are briefly described below. The directors are kept informed of the Company’s operations at meetings of the Board and its committees through reports and analyses from, and discussions with, management.

      During the fiscal year ended July 31, 2002 (the “fiscal year” or “fiscal 2002”), the Board of Directors met on seven occasions.

      Audit Committee. The Audit Committee evaluates the performance of, and makes recommendations to the Board of Directors regarding the selection, retention and, where appropriate, the replacement of, the independent auditors. The Audit Committee also reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The Audit Committee reviews with management and the Company’s independent auditors the Company’s interim and year-end financial statements, discusses with management and the independent auditors any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements.

      The Audit Committee is comprised of Junona A. Jonas, Robert C. Perkins (Chairman) and William J. Popejoy. Each of the members of the Audit Committee is independent, as defined in Rule 4200(a)(14) of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”). The Audit Committee operates under a written charter adopted by the Board of Directors. During fiscal 2002, the Audit Committee met on six (6) occasions.

      Compensation Committee. The Compensation Committee provides a general review of the Company’s compensation and benefit policies to ensure that they are competitive and meet corporate objectives. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding a wide range of compensation matters, including but not limited to, the Company’s compensation policies and benefit plans, the chief executive officer’s recommendations on compensation of the Company’s officers, compensation of non-employee directors and stock option grants. The Compensation Committee also sets compensation for the Company’s chief executive officer, subject to approval by the Board. The members of the Compensation Committee are Craig G. Goodman, Robert C. Perkins (Chairman) and Eugene R. Sullivan. The Compensation Committee met on five occasions during fiscal 2002.

      Nominating Committee. The Nominating Committee recommends to the Board of Directors qualified candidates for election as directors of the Company, including the slate of directors which the

Board proposes for election by the shareholders at each annual meeting and candidates to fill vacancies which may exist on the Board from time to time. In carrying out its functions, the Nominating Committee will consider nominees recommended by shareholders upon written submission of pertinent data to the attention of the Company’s Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, willingness to serve, and his reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company, what particular contribution to the success of the Company such person could be expected to make. The members of the Nominating Committee are William J. Popejoy and Eugene R. Sullivan (Chairman). Each of the members of the Nominating Committee is independent, as defined in Rule 4200(a)(14) of the Nasdaq Rules. The Nominating Committee was formed on October 28, 2002. Accordingly, the Nominating Committee did not meet during fiscal 2002.

      Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 2002 (held during the period for which he has been a director). In addition, each of the incumbent directors who was a member of a Board committee attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which he served during fiscal 2002 held during the period that he served, except that Mr. Carter, who was a member of the Compensation Committee throughout fiscal 2002, did not attend any Compensation Committee meetings during fiscal 2002.

Compensation of Directors

      Mr. Carter, the only employee who serves as a director of the Company, is not paid any fees or remuneration for his service on the Board of Directors or on any Board committee.

      Cash Compensation. Each non-employee director is paid a quarterly retainer in the amount of $6,250 and a fee of $500 for each Board Meeting which the director attends. Directors who serve on Board committees (other than the chairperson of such committee) are paid $300 for each committee meeting the director attends. Committee chairpersons are paid $500 for each such committee meeting the chairman attends.

      Stock Options. In connection with their election to our Board, Mr. Perkins, Ms. Jonas and Mr. Goodman each are entitled to receive an annual grant of options to purchase up to 50,000 shares of our common stock at an exercise price set by the Company from time to time. The Company did not grant any stock options to its non-employee directors during fiscal 2002.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Selection of Independent Auditors

      Consistent with the recommendation of the Audit Committee, the Board has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending July 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent auditors.

      The Board of Directors recommends a vote FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors.

Relationship of the Company with Independent Public Accountants

      During fiscal 2002, Ernst & Young LLP also was engaged by the Company to provide certain audit, audit-related and other services.

      Audit Fees. Ernst & Young LLP billed the Company $138,980 in aggregate fees and expenses for the 2002 annual audit and for review of the Company’s financial statements included in its Form 10-Qs for fiscal 2002.

      Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not bill the Company for any financial information systems design and implementation services for fiscal 2002.

      All Other Fees. Ernst & Young LLP billed the Company $243,615 for all other services, including audit related and tax related services. Audit related services consisted of assistance in preparation of the Company’s registration statement on Form 10, which totaled $149,715. Tax related services consisted of tax return compliance services and other tax consulting service, which totaled $93,900.

      The Audit Committee considered whether, and determined that, the independent auditors’ provision of non-audit and tax services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee of the Board of Directors

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2002 with the Company’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee*:

Junona A. Jonas
Robert C. Perkins (Chairman)

      *Mr. Popejoy was appointed to the Audit Committee in December 2002. Accordingly, he was not a member of the Audit Committee during fiscal 2002.

PROPOSAL 3 — SHAREHOLDER PROPOSAL (MR. GARREN)

      Michael D. Garren, 1880 South Mesa Drive, Palm Springs, California 92264, has given notice that he intends to present for action at the Annual Meeting the proposal described below. Mr. Garren has represented to us that he is a shareholder of the Company and that he plans to maintain his share holdings through the Annual Meeting. According to the Company’s records, Mr. Garren is the holder of 169,640 shares of Common Stock. Mr. Garren submitted the following proposal and his statement in favor of the proposal, which is reproduced exactly as presented to the Company.

Shareholder Proposal and Supporting Statement

Shareholders’ Proposed Amendment to the By-laws

      Directors should not be allowed to change bylaws approved by the shareholders. A minor change to Article VII will limit that power. The following shareholder proposal replaces Article VII, section 2 of the By-laws.

      Section 2.     Powers of Directors. Subject to the right of shareholders to adopt, amend or repeal By-laws, as provided in Section 1 of this Article VII, and the limitations of Sec. 204(a)(5) and Sec. 212, the Board of Directors may adopt, amend or repeal any of these By-laws other than a By-law or amendment thereof specifically added or changed by a vote of shareholders in accordance with Section 1 hereof.

Board of Directors’ Position

      The Company’s Board of Directors, after consideration of this proposal, recommends that shareholders VOTE AGAINST the adoption of this proposal, for the following reasons, which are described in more detail below.

•	The Proposal Would Impair the Board’s Flexibility

•	The Proposal is Not Necessary to Protect Shareholders

•	The Current Bylaw Provision Should Not Be Changed

Current Bylaw Provision

      Under the Company’s current bylaws, bylaws may be adopted, amended or repealed by a vote of the Company’s shareholders. The Company’s bylaws also provide that Company’s Board of Directors may also adopt, amend or repeal any of the bylaws, except that the Board does not have the power to amend or repeal the bylaw that sets the range of the minimum and maximum number of directors.

The Proposal Would Impair the Board’s Flexibility

      Bylaws generally are intended to provide for the convenient and orderly functioning of a company. Unlike the Company’s Articles of Incorporation, which is the fundamental document governing the Company and which cannot be amended by the Board without shareholder approval, the Company’s bylaws are a working tool that contain a number of provisions that we believe the Board should retain the flexibility to change, if necessary. For instance, a bylaw that may be good for the Company when it was adopted by the shareholders may, over the course of time, prove to be burdensome. If the Board is required to go to the shareholders each time it believes that a change in the bylaws is necessary to meet market conditions (e.g., in the case of compensation-related bylaw law provisions) or to take action it otherwise believes to be in the best interest of the Company and its shareholders, the Company may not have sufficient time to effect the change. In addition, the process of keeping the Company’s bylaws up-to-date could become cumbersome and expensive.

The Proposal is Not Necessary to Protect Shareholders

      The shareholders will always have the right to add language that would prevent the Board from amending a particular bylaw that the shareholders adopt, much in the same way that the Company’s bylaws currently prohibit an amendment to the provision setting the minimum and maximum number of directors without a shareholder vote. In the Board’s view, the proposal is not necessary to protect the interests of shareholders because the shareholders can always provide, on a case by case basis, that a bylaw that they adopt may only be changed by further shareholder action.

      Under the circumstances, the Board of Directors does not believe it is necessary or appropriate to prohibit the Board of Directors from amending any bylaw that has been approved or amended by the Company’s shareholders without shareholder approval.

      For the foregoing reasons, the Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders.

      The Company’s Board of Directors recommends a VOTE AGAINST Mr. Garren’s proposal.

PROPOSAL 4 — SHAREHOLDER PROPOSAL (MR. MOSELEY)

      Wayne Moseley, 3846 Beverly Ridge Drive, Sherman Oaks, California 91423, has given notice that he intends to present for action at the Annual Meeting the proposal described below. Mr. Moseley has represented to us that he is a shareholder of the Company and that he plans to maintain his share holdings through the Annual Meeting. According to the Company’s records, Mr. Moseley is the holder of 20,000 shares of Common Stock. Mr. Moseley submitted the following proposal and his statement in favor of the proposal, which is reproduced exactly as presented to the Company.

Shareholder Proposal and Supporting Statement

Shareholders’ Proposed Amendment to the By-laws

      At the present time, the Commonwealth Bylaws do not provide for compensation of Directors. Also, according to records provided by the Company, at the present time, several outside directors are not shareholders and are only awarded stock options. As a result, they’re not on shareholder mailing lists and it is my opinion that they have minimal incentive to support issues that benefit shareholders.

      The following shareholder proposal revised Article I of the bylaws by replacing section 14 and adding section 18. It is my opinion that these changes insure that non-employee (outside) directors are incentivized to serve, are treated fairly and equally and insure that their decisions are not influences by pressure and/or intimidation related to fear of losing compensation or assignment to committees of Commonwealth’s Board of Directors. The new section 14 formally authorizes existing compensation practices modifies others. Upon approval of these amendments, the provisions of section 14 & 18 shall be retroactive to the 2000 annual election for currently serving directors.

      Section 14.     Compensation of Directors

      Directors, other than employee directors, are to be compensated equally in three forms; cash, common stock and qualified stock options.

      a) Cash: For each year of service, non-employee directors receive an annual retainer of $25,000, payable quarterly (Jan., April, July & Sept.) for any quarter or partial quarter from the time of their election. In addition, they receive $1,000 for each regular or special board meeting or annual stockholders meeting attended in person and $500 for each committee meeting attended or for each board meeting attended by telephone or videoconference. Committee chairpersons receive an additional $200 per month for those services. Directors are also entitled to reasonable expense reimbursement.

      b) Stock: For each year of service non-employee directors receive a grant of 5,000 shares of CEC’s common stock immediately following election.

      c) Stock Options: For each year of service, non-employee directors receive incentive (qualified) options to purchase 50,000 shares of common stock. The options exercise price is set at fair market value, vest immediately upon award and are exercisable following the next annual election for up to 10 years following date of award.

      Section 18.     Indemnification of Non-employee Directors

      Directors who are not employees are to be indemnified by the corporation and/or appropriate insurance to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with performance of their fiduciary responsibilities as representatives of the shareholders. All expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with any legal proceedings against or by the corporation shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding on behalf of such director.

Board of Directors’ Position

      The Company’s Board of Directors, after consideration of this proposal, recommends that shareholders VOTE AGAINST the adoption of this proposal for the following reasons, each of which is described in more detail below:

•	The Company Currently Compensates Its Non-Employee Directors

•	The Proposal May Impair the Company’s Ability to Keep Non-Employee Director Compensation in Line With Current Market Conditions

•	The Proposal Imposes Unnecessary Tax Liabilities on Non-Employee Directors

•	The Proposal Cannot be Implemented Under Certain Provisions of California and Federal Law

•	The Proposal does not Reflect Sound Compensation Policy

The Company Currently Compensates Its Non-Employee Directors

      The Company is committed to providing compensation to its non-employee directors that (a) helps the Company to attract qualified non-employee directors, and (b) gives the non-employee directors an incentive to maximize the value of the Company. The Company compensates its non-employee directors with cash compensation and stock options, as described elsewhere in this Proxy Statement. Accordingly, the Company believes that the proposal is neither necessary nor advisable.

The Proposal May Impair the Company’s Ability to Keep Non-Employee Director Compensation In Line With Current Market Conditions

      The proposal would fix the compensation of the Company’s outside directors in the Company’s bylaws. The proposal could be read to be the exclusive means by which the Company may compensate its non-employee directors. This would make it more difficult for the Company to modify its compensation policies for outside directors. Such an inflexible requirement could hinder the Company’s ability to attract and retain qualified people to serve on the Board. In today’s competitive business environment, the Company needs flexibility to attract outstanding people of demonstrated skill, judgment and leadership. This rigid proposal can only limit the Company’s ability to craft compensation programs that are appealing to these directors. In short, the Board believes that the determination of non-employee director compensation should be made by the Board. In addition, the Board believes the proposal raises a number of legal problems for the Company that could, ultimately, result in litigation in order to be resolved.

The Proposal Would Impose Unnecessary Tax Liabilities On Non-Employee Directors

      The proposal would require the Company to issue 5,000 shares of Common Stock to non-employee directors annually. The issuance of this stock will result in tax liabilities for these directors based on the value of our stock at the time of issuance. Since (a) there is no current market for the Common Stock, and (b) under applicable securities laws there are numerous regulations regarding the timing and manner of sales of stock by the Company’s directors, as a practical matter, the non-employee directors may not be able to sell the stock in order to raise the money necessary to pay their taxes. In the Board’s view, these possible adverse tax consequences could impose an unnecessary hardship on the Company’s current directors and discourage qualified individuals from wanting to serve on the Company’s Board of Directors.

The Proposal Cannot Be Implemented Under Certain Provisions of California and Federal Law and Could Result In Litigation In Order To Be Resolved

      The Company is of the view that the proposal cannot be implemented under certain provisions of California and federal law. The proposal requires that shares of stock be issued to each non-employee director “immediately upon election.” Section 409(a)(1) of the California General Corporation Law provides that “services actually rendered” to a California corporation may constitute consideration for the issuance of shares, but that “future services shall [not] constitute payment or part payment for the shares” of a California corporation. Accordingly, this portion of the proposal would require the Company to issue shares for consideration that is expressly not permitted by California law.

      Paragraph (c) of the proposed Section 14 of the bylaws would require the Company to issue “incentive (qualified) options” to the Company’s non-employee directors. Under Section 422 of the Internal Revenue Code (“IRC”), incentive stock options may be granted only to employees, not outside directors. In addition, in order to qualify as incentive stock options, options must be granted pursuant to a written plan approved by the Company’s shareholders that, among other things, must specify the aggregate number of shares of stock that may be issued pursuant to the plan. Since paragraph (c) of Section 14 is open-ended as to the number of options to be granted, the Company is of the opinion that it cannot qualify for incentive stock option treatment under IRC § 422. Accordingly, the portion of the proposal that would require the Company to grant incentive stock options to outside directors cannot be implemented under federal law.

      As a result, the Board believes the proposal raises a number of legal problems for the Company that could, ultimately, result in litigation in order to be resolved.

The Proposal Does Not Reflect Sound Compensation Policy

      The Board is also of the view that some provisions of the proposal do not reflect sound compensation policy. For example, the proposal would require the Company paying directors who attend meetings in person $1,000, while directors who participate by telephone would receive only $500. This could result in treating two directors, each of whom is equally prepared and makes the same contributions to the meeting, differently for participating in the same meeting. In addition, paying committee chairpersons $200 per month, regardless of whether the committee meets during the month is not appropriate because, in the Board’s view, such additional compensation should be associated with an actual meeting.

      For the foregoing reasons, the Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders.

      The Company’s Board of Directors recommends a VOTE AGAINST Mr. Moseley’s proposal.

INFORMATION ABOUT THE COMPANY’S EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the Company’s executive officers, including their respective ages and their business experience during the last five years, as of the Record Date. Executive officers are elected by, and serve at the pleasure of, the Board of Directors.

Name and Position	Age	Principal Occupation and Other Information

Ian B. Carter Chairman and Chief Executive Officer	64	Mr. Carter is also a director, and his biography is referenced above under the caption “Proposal 1 — Election of Directors — Information About the Director Nominees”.

Richard L. Paulsen Chief Operating Officer	54	Mr. Paulsen has been our Chief Operating Officer since May 2000. From January 1991 to June 1999, Mr. Paulsen served as the Chief Executive Officer and President of Olicon Imaging Systems, Inc., a national supplier of diagnostic imaging products and services. Prior to that, Mr. Paulsen worked at Wieden and Kennedy, Inc. an advertising agency, as Executive Vice President and Chief Operating Officer and at Basic Computer Systems, Inc., a national supplier of application software and systems that he founded. Mr. Paulsen graduated from Loyola University with a Bachelor of Science degree in mathematics.

James L. Oliver Chief Financial Officer	54	Mr. Oliver has been the Chief Financial Officer of the Company since November 1999. From January 1997 to November 1999, was self employed as a management consultant. Prior to that, Mr. Oliver served in various capacities at a number of companies, including serving as Chief Financial Officer for two operating units of Emerson Electric Co., as Chief Financial Officer for a business unit of Smithkline Beckman, and as head of strategic and financial planning for an operating unit of Dresser Industries. Mr. Oliver received his Bachelor of Science degree in accounting and finance from the University of Southern California.

John A. Barthrop General Counsel and Secretary	58	Mr. Barthrop has been our General Counsel since May 1999. From August 1998 to May 1999, Mr. Barthrop practiced law with the firm of Eadington, Merhab & Eadington. From July 1996 to August 1998, he was a principal member of the business and litigation law firm of Smith, Sinek & Barthrop. Prior to that, Mr. Barthrop owned and operated his own law firm, served as General Counsel and Assistant to the President for Newman Properties, a national real estate development company, and served as Associate General Counsel for the Beneficial Standard, a conglomerate involved in insurance, finance and real estate. Mr. Barthrop obtained a Bachelor of Science degree from the University of Washington and a Juris Doctorate degree from University of California, Hastings College of Law, and is licensed to practice before the State Courts and the U.S. District Courts.

Scott A. Petterson Vice President and Corporate Controller	44	Mr. Petterson has served as our Corporate Controller since July 2000. From June 1998 to July 2000, he served as Manager of Internal Audit for the Pittston Company, a diversified holding company in the freight, security and cash management industries. Prior to that, Mr. Petterson served as the Director of Internal Audit for Regency Health Services, a healthcare provider. Mr. Petterson graduated from the University of California at Santa Barbara with a Bachelor of Arts degree in Business Economics with a special emphasis in Accounting. He is a Certified Public Accountant in California and a member of the American Institute of Public Accountants.

Name and Position	Age	Principal Occupation and Other Information

Roy Reeves Vice President of Marketing	41	Mr. Reeves has served as our Vice President of Marketing since December 2000. From September 1997 to December 2000, Mr. Reeves served as Vice President of Sales & Marketing at CSA, Inc., now called PrepStar, an athletic trade magazine publisher. Prior to that, Mr. Reeves served as General Manager for the Interactive Media Division of High Technology Solutions, Inc. (“HTS”), and as President and Chief Executive Officer of TouchMedia, Inc., a multimedia company he founded and sold to HTS. Mr. Reeves obtained a Bachelor of Science degree in Business Administration with an emphasis in Marketing from the University of Southern California.

Linda Guckert Vice President of Information Technology	53	Ms. Guckert has served as our Vice President of Information Technology since December 2001. From 1982 to December 2001, Ms. Guckert served as a project manager for Symcas, a technology-consulting firm.

COMPENSATION OF EXECUTIVE OFFICERS

      The Company is required by the Securities and Exchange Commission to disclose compensation paid by the Company during the last three fiscal years to (a) the Company’s Chief Executive Officer; (b) the Company’s four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2002; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (a) and (b) above but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal 2002; provided, however, that no disclosure need be provided for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000.

      Accordingly, the following sections disclose information regarding compensation paid by the Company during the last three fiscal years to (a) Ian B. Carter, the Company’s Chief Executive Officer; and (b) Richard L. Paulsen, James L. Oliver, John A. Barthrop and Scott A. Petterson, the four most highly-compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2002 and whose salary and bonus exceeded $100,000. All of these officers are referred to in this Proxy Statement as the “Named Executive Officers.” The Company first became a reporting Company, pursuant to Section 13(a) of the Exchange Act, during fiscal 2002.

Summary Compensation Table

      The following table sets forth for each of the past three fiscal years, all compensation received for services rendered in all capacities by the Named Executive Officers.

						Long Term Compensation

	Annual Compensation					Awards	Payouts

				Other			Securities
				Annual		Restricted	Underlying		All Other
	Fiscal			Compen-		Stock	Options/	LTIP	Compen-
Name and Principal Position	Year	Salary	Bonus(1)	sation		Award(s)	SARs	Payouts	sation

Ian B. Carter	2002	$314,988	$495,000	$62,553	(2)	—	300,000	—	—
Chief Executive Officer	2001	297,975	100,000	36,241	(2)	—	300,000	—	—
	2000	214,844	—	10,167	(2)	—	3,300,000	—	—
Richard L. Paulsen	2002	310,000	140,000	22,046	(3)	—	—	—	—
Chief Operating Officer	2001	245,534	50,000	5,647	(3)	—	900,000	—	—
	2000	36,250	—	—		—	—	—	—
John A. Barthrop	2002	182,016	55,500	16,203	(4)	—	—	—	—
General Counsel	2001	145,366	40,000	10,406	(4)	—	500,000	—	—
	2000	100,674	—	877	(4)	—	—	—	—
James L. Oliver	2002	171,000	89,813	19,996	(5)	—	—	—	—
Chief Financial Officer	2001	138,208	40,000	12,166	(5)	—	500,000	—	—
	2000	76,058	—	2,800	(5)	—	—	—	—
Scott A. Petterson	2002	119,577	45,000	9,619	(6)	—	—	—	—
Vice President and	2001	98,798	15,000	5,730	(6)	—	150,000	—	—
Corporate Controller	2000	—	—	—		—	50,000	—	—

(1)	Bonus compensation is determined pursuant to employment contracts and/or by the Compensation Committee and is generally based upon performance measured on a calendar year basis.

(2)	For Mr. Carter, the amount attributable to perquisites in fiscal 2002 consisted of an automobile allowance of $15,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $46,953. The amount attributable to perquisites in the year ended July 31, 2001 (“fiscal 2001”) consisted of an automobile allowance of $15,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $20,641. The amount attributable to perquisites in Fiscal 2000 consisted of an automobile allowance of $7,800, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $2,367.

(Footnotes continued on the following page.)

(Footnotes continued from the preceding page.)

(3)	For Mr. Paulsen, the amount attributable to perquisites in fiscal 2002 consisted of an automobile allowance of $9,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $12,446. The amount attributable to perquisites in fiscal 2001 consisted of an automobile allowance of $2,865, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $2,792.

(4)	For Mr. Barthrop, the amount attributable to perquisites in fiscal 2002 consisted of an automobile allowance of $7,200, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $9,003. The amount attributable to perquisites in fiscal 2001 consisted of an automobile allowance of $4,800, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $5,606. The amount attributable to perquisites in Fiscal 2000 consists of reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $877.

(5)	For Mr. Oliver, the amount attributable to perquisites in fiscal 2002 consisted of an automobile allowance of $8,600, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $11,396. The amount attributable to perquisites in fiscal 2001 consisted of an automobile allowance of $4,800, and reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $7,366. The amount attributable to perquisites in Fiscal 2000 consists of an automobile allowance of $2,800.

(6)	For Mr. Petterson, the amount attributable to perquisites in fiscal 2002 consisted of reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $9,619. The amount attributable to perquisites in fiscal 2001 consisted of reimbursement for medical expenses (including gross up payments to pay income taxes on reimbursements) of $5,730.

Stock Options

      The following table shows stock option grants to the Named Executive Officers during fiscal 2002.

Option/ SAR Grants in Last Fiscal Year

Potential
Realizable Value
	Number of	Percentage			At Assumed Annual
	Securities	of Total			Rates of Stock
	Underlying	Options/SARs	Exercise		Price Appreciation
	Options/SARs	Granted to	or Base		for Option Term(1)
	Granted	Employees in	Price	Expiration
Name	(#)	Fiscal Year	($/sh)	Date	5%($)	10%($)

Ian B. Carter	300,000 (2)	100.0%	$2.50	01/01/10	$358,092	$857,692
James L. Oliver	—	—	—	—	—	—
John A. Barthrop	—	—	—	—	—	—
Richard L. Paulsen	—	—	—	—	—	—
Scott A. Petterson	—	—	—	—	—	—

(1)	The Company is required by the Securities and Exchange Commission to use 5% and 10% assumed rate of appreciation over the ten year option term. This does not represent the Company’s estimate or projection of the future Common Stock price. If the Common Stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

(2)	These options were granted pursuant to the terms of Mr. Carter’s employment agreement, which provides for the granting of options to purchase up to 300,000 shares of the Common Stock each January from 2001 through 2004 upon meeting or exceeding the Company’s financial performance objectives as set forth in its business plan. The Company exceeded the applicable performance goals by at least 10% in 2001, entitling Mr. Carter to an option to purchase 300,000 shares of the Common Stock. These options were fully vested on the date of grant.

      The following table shows stock option exercises and the value of unexercised stock options held by the Named Executive Officers during fiscal 2002.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
		Value	Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Shares Acquired	Realized
Name	on Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ian B. Carter	—	—	2,350,000	1,550,000	$297,000	—
Richard L. Paulsen	—	—	450,000	450,000	—	—
John A. Barthrop	—	—	298,000	250,000	$86,880	—
James L. Oliver	—	—	250,000	250,000	—	—
Scott A. Petterson	—	—	125,000	75,000	—	—

(1)	Represents the positive difference between the Company valuation of $1.86 per share of Common Stock as of July 31, 2002 and the exercise price of the options. There is no market value for the Common Stock. This valuation was made by the Company for accounting and financial reporting purposes and does not reflect actual transactions.

Employment Contracts and Termination of Employment and Change of Control Arrangements

      Ian B. Carter. Mr. Carter serves as Chairman and Chief Executive Officer of the Company pursuant to an employment agreement originally entered into on January 1, 2000, as amended and restated on November 1, 2000. The agreement provides for Mr. Carter’s employment through January 31, 2005.

      Mr. Carter is entitled to a minimum base salary of $275,000 for the first year of his employment, with annual increases of $50,000 per year for each of the first four years, followed by a $75,000 increase for the fifth year of the contract. In addition, Mr. Carter is entitled to receive a bonus of $100,000 and any additional discretionary cash bonus based on the Company’s results of operation. In addition, Mr. Carter’s base salary may be increased from time-to-time by the Board of Directors. Pursuant to his employment agreement, the Company granted to Mr. Carter an option to purchase 700,000 shares of Common Stock at an exercise price of $2.50 per share, expiring on January 1, 2010, with 300,000 options vested immediately and an additional 100,000 options vesting on January 1 annually through 2004. The employment agreement also provides that the Company will grant Mr. Carter additional options to purchase up to 2,300,000 shares of Common Stock upon the occurrence of the following events (a) completion of the audit of the Company’s July 31, 2000 consolidated financial statements — 500,000; (b) settlement of the California Department of Corporations investigation — 250,000; (c) settlement of the California Public Utilities Commission investigation — 500,000; (d) completion of liquidity event — 750,000; and (e) completion of a successful initial public offering — 300,000. Mr. Carter’s employment agreement also provides for the granting of up to 300,000 additional options each January through 2004 if the Company meets or exceeds financial performance objectives.

      If, during the term of the agreement, Mr. Carter is terminated, leaves, or is replaced as a result of (a) all or substantially all of the assets of the Company or more than fifty percent (50%) of the issued and outstanding voting shares of the Company being acquired by any one person or entity not then affiliated with the Company; (b) control of the Company being taken over by a group of shareholders when no significant change of ownership has taken place; or (c) a merger, acquisition, strategic alliance or any other event that could bring substantial capital into the Company, the Company will pay to Mr. Carter an amount equal to eight times the annual base salary due him plus the amount of taxes payable by Mr. Carter. If one of the above-referenced events occurs, Mr. Carter has the right to require the Company to repurchase all of his stock and all stock options referenced in his agreement, whether earned or unearned, at a value two times the then aggregate price value of the Common Stock.

      The Company may terminate Mr. Carter’s employment upon Mr. Carter’s death, total disability, or for cause. Upon a termination for death or total disability, the Company will continue to pay Mr. Carter for a period of one year thereafter or until expiration of the term of the agreement, whichever occurs first, his then current base salary and bonus. The definition of “for cause” is limited to a conviction, entry of plea of guilty or nolo contendere for any felony that would materially and adversely interfere with his ability to perform his services of his employment. In the event of a termination for cause, Mr. Carter is entitled to receive all compensation and benefits payable to him through the date of termination.

      Mr. Carter may terminate his employment only upon (a) the sale of all or substantially all of the Company’s assets to a person unaffiliated with the Company or the occurrence of a change of control without Mr. Carter’s consent or (b) the Company’s material breach of the agreement. In the case of a termination resulting from a sale of assets or change of control, Mr. Carter is entitled to receive a payment equal to eight times his then current base salary. In the case of termination due to the Company’s material breach of contract, Mr. Carter is entitled to receive a payment equal to the monetary value of all of the compensation and benefits payable to him for the remainder of the term.

      If, at the expiration of the term, the Company has met or exceeded the projections set forth in the business plan, and the Company does not offer to extend Mr. Carter’s employment on terms no less favorable than those stated in the agreement, the Company will pay Mr. Carter a sum of $100,000 for a period of ten years. Mr. Carter will consult to the Company during that period and be Vice-Chairman of the Board.

      Richard L. Paulsen. Mr. Paulsen serves as Chief Operating Officer of the Company pursuant to an employment agreement entered into on November 1, 2000. The agreement provides for Mr. Paulsen’s employment through December 31, 2004.

      Mr. Paulsen will receive a base salary according to the following schedule, subject to increases which the Chief Executive Officer and the Compensation Committee may grant from time to time: $275,000 for the first twelve months of his employment, $325,000 for the second twelve months, $375,000 for the third twelve months and $425,000 per annum thereafter. Mr. Paulsen will be entitled to an annual cash bonus of $75,000 for calendar years 2001 and 2002, and $100,000 thereafter based upon the number of meters then under contract.

      If, during the term of the agreement, there is a change in control as defined in the agreement, then the Company will pay Mr. Paulsen a cash bonus equal to the sum of eight times his then annual base salary plus the amount of certain applicable taxes payable by him. Mr. Paulsen has the right to require the Company to repurchase all of his stock and all stock options referenced in his agreement, whether earned or unearned, at a value two times the then aggregate price value of the Common Stock, not to exceed $10.00 per share.

      The agreement will terminate upon the occurrence of any of the following: Mr. Paulsen’s death, total disability, material breach of the agreement or fiduciary duty by Mr. Paulsen or written notice of Mr. Paulsen’s decision to terminate his employment. If Mr. Paulsen’s employment is terminated for any of the reasons described above, he will be entitled to receive the base salary and benefits earned through the date of termination. If Mr. Paulsen’s employment is terminated for any other reason, then he will be entitled to receive (a) his base salary and benefits earned through the date of termination and (b) an amount equal to one and one-half times his then current annual base salary.

      James L. Oliver. Mr. Oliver serves as Chief Financial Officer of the Company pursuant to an employment agreement entered into on November 1, 2000. The agreement provides for Mr. Oliver’s employment through December 31, 2004.

      Mr. Oliver will receive a base salary according to the following schedule, subject to increases which the Chief Executive Officer and the Compensation Committee may grant from time to time: $150,000 for the first twelve months of his employment, $180,000 for the second twelve months, $210,000 for the third twelve months and $240,000 per annum thereafter. Mr. Oliver will be paid an annual cash bonus of 30% of his then current annual salary provided that the Company has met or exceeded the projections in its annual business plan or as the board of directors deems appropriate.

      If, during the term of the agreement, there is a change in control as defined in the agreement, then the Company will pay Mr. Oliver a cash bonus equal to the sum of four times Mr. Oliver’s then current annual base salary plus the amount of certain taxes payable by Mr. Oliver. In the event of a sale of assets or any change of control as defined therein, Mr. Oliver shall have the right to require the Company to repurchase all of his stock and stock options, then earned or to be earned, at two times the then aggregate price value of the Common Stock not to exceed $10.00 per share.

      The agreement will terminate upon the occurrence of any of the following: Mr. Oliver’s death, total disability, material breach of the agreement or fiduciary duty by Mr. Oliver or written notice of Mr. Oliver’s decision to terminate his employment. If Mr. Oliver’s employment is terminated for any of the reasons described above, he will be entitled to receive the base salary and benefits earned through the date of termination. If Mr. Oliver’s employment is terminated for any other reason, then he will be entitled to receive (a) his base salary and benefits earned through the date of termination and (b) an amount equal to one and one-half times his then current annual base salary.

      John A. Barthrop. Mr. Barthrop serves as Chief Legal Officer of the Company pursuant to an employment agreement dated on November 1, 2000. The agreement provides for Mr. Barthrop’s employment through December 31, 2004.

      Mr. Barthrop will receive a base salary according to the following schedule, subject to possible increases which the Chief Executive Officer and the Compensation Committee may grant from time to time: $160,000 for the first twelve months of his employment, $185,000 for the second twelve months, $210,000 for the third twelve months and $240,000 per annum thereafter. Mr. Barthrop will be paid an annual cash bonus of 30% of his then current annual salary provided that the Company has met or exceeded the projections in its annual business plan or as the Board of Directors deems appropriate.

      If during the term of the agreement there is a change in control, as defined in the agreement, then the Company will pay Mr. Barthrop a cash bonus equal to the sum of four times Mr. Barthrop’s then current annual base salary plus the amount of certain taxes payable by Mr. Barthrop.

      The agreement will terminate upon the occurrence of any of the following: Mr. Barthrop’s death, total disability, material breach of the agreement or fiduciary duty by Mr. Barthrop or written notice of Mr. Barthrop’s decision to terminate his employment. If Mr. Barthrop’s employment is terminated for any of the reasons described above, he will be entitled to receive his base salary and benefits earned through the date of termination. If Mr. Barthrop’s employment is terminated for any other reason, then he will be entitled to receive (a) the base salary and benefits earned through the date of termination and (b) an amount equal to one and one-half times his then current annual base salary.

      Pursuant to the above-referenced employment agreements, Messrs. Paulsen, Barthrop and Oliver, have been granted options to purchase an aggregate of 900,000, 500,000 and 500,000 shares, respectively, of Common Stock. The options have a three-year vesting period and an exercise price of $2.75 a share. All of these options will expire on November 1, 2007.

      Scott A. Petterson. The Company has entered into a Change of Control Agreement dated November 1, 2000 with Scott A. Petterson, our Vice President and Corporate Controller. If during the term of the agreement there is a change in control, as defined in the agreement, then the Company will pay Mr. Petterson a cash bonus equal to Mr. Petterson’s then current annual base salary. In the event of a sale of assets or any change of control as defined therein, Mr. Petterson shall have the right to require the Company to repurchase all of his stock and stock options, then earned or to be earned, at two times the then aggregate price of the Common Stock.

Compensation Committee Interlocks and Insider Participation

      Executive compensation decisions are determined by a Compensation Committee elected by our Board of Directors as well as the full Board of Directors. The Compensation Committee is currently comprised of: Craig G. Goodman, Robert C. Perkins and Eugene R. Sullivan. Mr. Goodman was appointed in March 2002 and replaced Brad Gates, a former board member who was a member of the Committee from December 1999 to January 2002 on the Committee. Mr. Carter was a member of the Committee from December 1999 to December 2002. Mr. Sullivan was appointed in December 2002 and, accordingly, was not a member of the Compensation Committee during fiscal 2002.

      None of the current Compensation Committee members is or has been an officer or employee of Commonwealth Energy Corporation or any of its subsidiaries. Prior to his resignation from the Compensation Committee, Mr. Carter recused himself on issues related to his compensation. No member of the Compensation Committee is or has been a director or member of the compensation committee of another entity, one of whose executive officers serves or has served on our Compensation Committee. In addition, no member of the Compensation Committee is or has been the member of a compensation committee of another entity, one of whose executive officers is or has been a member of our Board of Directors.

Report of the Compensation Committee

     Overview

      This Report on Executive Compensation shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      During fiscal 2002, the Compensation Committee evaluated the performance of and determined the level of compensation for the Company’s chief executive officer. Historically and during fiscal 2002, the process of reviewing and determining the compensation of the Company’s executive officers, other than the Company’s chief executive officer, has been performed by the Company’s chief executive officer.

      During fiscal 2002, the Company’s compensation philosophy in addressing the Company’s chief executive officer’s compensation was based upon three primary themes: (a) offer base compensation sufficient to attract and retain high quality management talent; (b) provide variable compensation components (including short and long-term incentive awards) which are linked with the Company’s performance and that align executive remuneration with the interests of the shareholders; and (c) provide a competitive benefits package.

      Despite the fact that the Company’s fiscal year ends on July 31, the Company has historically made compensation decisions based upon the calendar year. Accordingly, all discretionary compensation awarded in fiscal 2002 represented awards for the calendar year ended December 31, 2001. Similarly, discretionary compensation awarded for fiscal 2001 and fiscal 2000 represent awards made based upon evaluations made for the calendar years ended December 2000 and December 1999. Compensation information in the compensation tables set forth in this Proxy Statement includes all compensation paid to the Named Executive Officer during the applicable fiscal year ending on July 31.

      The only compensation awards to the Company’s chief executive officer which were directly related to the Company’s performance were in connection with the award of the discretionary annual bonus made in December 2001 and the grant of stock options to the chief executive officer pursuant to the terms of his employment agreement.

      On January 1, 2000, the Company entered into an employment agreement with Ian B. Carter, the chief executive officer of the Company, with a term ending January 31, 2005. The agreement was amended and restated on November 1, 2000. Pursuant to the terms of the agreement, Mr. Carter’s annual base salary is subject to automatic annual increases. In addition, Mr. Carter’s base salary is subject to an additional discretionary upward adjustment by the Board of Directors. Pursuant to the terms of the employment agreement, in determining such increases, if any, the Board takes into account, among other things, the Company’s business plan and the Company’s results of operations. For the calendar year beginning January 1, 2002, the Committee did not make a discretionary upward adjustment to Mr. Carter’s base salary.

      Mr. Carter is eligible to earn a bonus payable by the grant of options to purchase, in the aggregate, up to 3,600,000 shares of Common Stock on the terms and subject to the conditions described under the caption “Compensation of Executive Officers — Employment Contracts and Change of Control Agreements.” In addition, during fiscal 2002, pursuant to the terms of his employment agreement, the Company granted to Mr. Carter options to purchase 300,000 shares of Common Stock as a result of the attainment of performance goals set forth in the employment agreement. See the table entitled “Option/ SAR Grants in Last Fiscal Year” under the caption “Compensation of Executive Officers” in this Proxy Statement.

      In addition, under the terms of his employment agreement, Mr. Carter is eligible to receive a cash bonus if in any calendar year during the term of his employment certain performance thresholds are met. For the year ended December 31, 2001, Mr. Carter did not earn a bonus under this provision of the agreement.

      For a further description of the terms of Mr. Carter’s employment agreement, please see the discussion in this Proxy Statement under the caption “Compensation of Executive Officers — Employment Contracts and Change of Control Agreements.”

      In addition to the bonus amounts described above, Mr. Carter is eligible to receive a discretionary bonus each year. In December 2001, the Compensation Committee, then comprised of Robert C. Perkins and Brad Gates, both independent directors, awarded Mr. Carter a cash bonus of $495,000. In connection with the determination of Mr. Carter’s discretionary bonus, the Compensation Committee compared the relative size of the proposed bonus in relation to Mr. Carter’s base salary to the relative size of bonuses awarded to the chief executive officers of other public energy companies of varying sizes. In awarding the bonus, the Compensation Committee cited the following reasons:

•	Significant increase in operating performance during calendar 2001 in a challenging deregulated market. In fiscal 2000, the Company recorded a loss of $8.6 million on net energy sales of $87.3 million. In fiscal 2001, the Company recorded a pretax profit of $82.3 million on net energy sales of $179.3 million. Based upon the belief of the members of the Compensation Committee, of the approximately 300 electric service providers that commenced operations in California, the Company was one of only six remaining companies and the only one which was profitable.

•	Settlement with Mr. Fred Bloom. The Committee recognized Mr. Carter’s efforts in reaching a settlement with the Company’s founder and then largest shareholder which the Committee believed was in the best interests of the Company and its shareholders. Pursuant to the terms of the settlement agreement, the Company was able to cancel approximately 5.7 million shares of Common Stock.

•	Settlement with Option Holders. The Committee also recognized Mr. Carter’s efforts in negotiating a settlement with two former employees which, among other things, resulted in the cancellation of 1.5 million options to purchase shares of Common Stock.

•	Efforts in guiding the Company through a proposed acquisition of the Company by New World Power. In the opinion of the Committee, the acquisition would not have been in the best interests of the Company’s shareholders. In analyzing this factor, the Committee noted that since the proposed acquisition failed, the common market value of the stock of New World Power had decreased significantly.

•	Recognition of Mr. Carter’s efforts in registering the Common Stock with the U.S. Securities and Exchange Commission.

•	Recognition of Mr. Carter’s leadership in creating new business initiatives. During calendar 2001, the Company (a) established an in-house trading desk that buys and sells electricity in various regional market in order to better manage and schedule the Company’s energy load and the Company’s wholesales power purchases; (b) formed Summit Ventures LLC, a joint venture formed with a third party, to enable the Company to diversify its business by making investments in companies that manufacture products that conserve or manage electricity; and (c) developed software to better manage the Company’s service customers.

           Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1,000,000 paid to the Company’s chief executive officer and the four other most highly compensated executive officers, as reported in this Proxy Statement. Certain types of compensation in excess of $1 million are deductible only if performance criteria related to such compensation are specified in detail and shareholders have approved the compensation arrangements. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the shareholders. The Company believes that it is in the best interests of its shareholders to structure compensation plans to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.

      In general, the Company believes that compensation relating to options granted under its 1999 Incentive Plan should be excluded from the $1,000,000 limitation. Compensation pursuant to Mr. Carter’s current employment agreement and options granted under a plan not approved by the Company’s shareholders do not qualify for exclusion from the Section 162(m) limitation.

      The Board and the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Board is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m); such deductibility will not be the sole factor used by the Compensation Committee or the Board in ascertaining appropriate levels or modes of compensation.

COMMONWEALTH ENERGY CORPORATION

COMPENSATION COMMITTEE*

Craig G. Goodman**

Robert C. Perkins (Chairman)
Brad Gates***
Ian B. Carter****
COMMONWEALTH ENERGY CORPORATION
BOARD OF DIRECTORS

Ian B. Carter†

Craig G. Goodman
Junona A. Jonas
Robert C. Perkins
William J. Popejoy††
Joseph P. Saline, Jr.
Eugene R. Sullivan††
Brad Gates†††

*	Eugene Sullivan was appointed to the Compensation Committee in December 2002. Accordingly, he was not a member of the Compensation Committee during fiscal 2002.
**	Member of the Compensation Committee beginning in March 2002. Accordingly, Mr. Goodman did not participate in any of the compensation decisions discussed in this report.
***	Member of the Compensation Committee until January 18, 2002.
****	Member of the Compensation Committee until December 2002. Mr. Carter did not participate in any compensation decisions relating to his own compensation.

†	Mr. Carter did not participate in any compensation decisions relating to his own compensation.

††	Director beginning September 13, 2002.

†††	Director until January 18, 2002.

Performance Graph

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

      The following graph shows the cumulative total return on (a) the S&P 500 Index, and (b) the Dow Jones Utility Index. The comparison assumes $100 was invested on August 9, 2001, (the date the Company filed its registration statement under the Exchange Act with the Securities and Exchange Commission) in each of these indices and assumes that all of the dividends were reinvested. The cumulative total shareholder return on the Company’s common stock registered under Section 12 of the Exchange Act is undeterminable at this point. The aggregate market value of the Company’s common stock is undeterminable and therefore the components of the registrant’s cumulative total shareholder return on its common stock as required by Item 402(l) of Regulation S-K are undeterminable since there is no public market for the Company stock and no dividends on the Common Stock have been declared by the Company.

Comparison of Cumulative Total Return

[COMPARISON GRAPH]

	S&P 500 Index	Dow Jones Utilities

Aug-01	100.00	100.00
Sep-01
Oct-01	71.95	88.56
Nov-01
Dec-01
Jan-02	76.73	85.06
Feb-02
Mar-02
Apr-02	73.12	93.18
May-02
Jun-02
Jul-02	61.89	72.27

	8/9/2001	10/31/2001	1/31/2002	4/30/2002	7/31/2002

S&P 500 Index	$100.00	$71.95	$76.73	$73.12	$61.89
Dow Jones Utility Index	$100.00	$88.56	$85.06	$93.18	$72.27

TRANSACTIONS WITH MANAGEMENT AND OTHERS

      On November 9, 2001, we entered into an agreement with Technical Service Group, Inc., doing business as Symcas-TSG (“Symcas”) for the right to hire employees of, or independent contractors to, Symcas. Additionally, as part of the same agreement, Symcas transferred, interest in and to all of the software that Symcas has developed for us. The agreement prohibits Symcas and its affiliates from developing any computer software for use in the natural gas or electricity industries that are similar to this software for a period of two years. Symcas previously performed substantially all of our software development, information technology support and maintenance, and procurement of hardware and software. We continue to utilize Symcas on a limited basis for our IT maintenance. In fiscal 2002, we paid to Symcas a total of $2,090,929. On December 15, 2001, after the close of agreement with Symcas, we hired Linda Guckert, an employee and officer of Symcas, to be our Vice President of Information Technology.

      The Company believes that the terms of the above-referenced transaction were equal to or better than those that could be negotiated between the Company and a third party in arm’s-length transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      With the exception of Joseph P. Saline, Jr., one of the Company’s directors, who, to our knowledge has yet to file a Form 3 indicating his initial ownership of shares of our Common Stock, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2002, our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains certain information as of the Record Date regarding all persons who were the beneficial owners of more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, each nominee for election to become a director, each of the executive officers named in the Summary Compensation Table set forth below under the caption “Compensation of Executive Officers” (we refer to all these officers as the “Named Executive Officers”) and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the Securities and Exchange Commission, or based upon the actual knowledge of the Company.

				Series A Convertible Preferred
	Common Stock			Stock

				Amount and Nature of
	Amount and Nature of			Beneficial
	Beneficial Ownership(1)			Ownership(1)

	Number of			Number of
	Shares	Right to	Percent	Shares	Right to	Percent
Name	Owned(2)	Acquire(3)	of Class	Owned(2)	Acquire	of Class

Principal Shareholders:
Ian B. Carter	50,000	2,750,000	9.4%	—	—	—
Directors Nominees:
Ian B. Carter	50,000	2,750,000	9.4%	—	—	—
Craig G. Goodman	—	—	—	—	—	—
Junona A. Jonas	—	50,000	*	—	—	—
Robert C. Perkins	177,000	175,000 (4)	1.3%	25,000	—	4.1%
William J. Popejoy	—	—	—	—	—	—
Joseph P. Saline, Jr.(5)	—	—	—	—	—	—
Eugene Sullivan	—	—	—	—	—	—
Named Executive Officers:
Ian B. Carter	50,000	2,750,000	9.4%	—	—	—
Richard L. Paulsen	—	675,000	2.4%	—	—	—
John A. Barthrop	2,000	423,000	1.5%	—	—	—
James L. Oliver	—	375,000	1.4%	—	—	—
Scott A. Petterson	—	162,500	*	—	—	—
All Directors and Executive Officers as a group (13 persons)	234,000	4,723,000	15.6%	25,000	—	4.1%

*	Indicates beneficial ownership of less than 1% of the issued and outstanding class of securities.

(1)	Subject to applicable community property and similar statutes.

(2)	Includes shares beneficially owned, whether directly or indirectly, individually or together with associates.

(3)	Represents shares of Common Stock issuable upon exercise of stock options or upon conversion of other convertible securities held by such persons that are exercisable within 60 days of the Record Date.

(4)	Includes 25,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred Stock held by Mr. Perkins at a ratio of one-for-one.

(5)	Excludes disputed shares of preferred stock and Common Stock issuable upon the conversion of the disputed shares of preferred stock that Mr. Saline claims to own. On October 29, 2001, Mr. Saline

(Footnotes continued on the following page.)

(Footnotes continued from the preceding page.)

filed a civil claim against us in California Superior Court for Orange County (Case No. 01CC13887). In his complaint, Mr. Saline alleged, among other things, that he is the holder of 352,000 shares of preferred stock, with two-for-one conversion and voting rights that differ with the rights set forth in the Certificate of Determination for the Series A Preferred Stock filed with the California Secretary of State. The Company answered and filed a cross-complaint for declaratory relief. Mr. Saline filed a request for a preliminary injunction prior to the Company’s 2001 annual meeting of shareholders. On November 14, 2001, the court issued an interim court order prohibiting the Company from refusing to recognize that Mr. Saline owns 352,000 of preferred stock, convertible into Common Stock and entitled to vote on a two-for-one basis, pending final resolution of the case. On November 14, 2002, the court issued an order dissolving the interim court order. Accordingly, the Company is not currently required to recognize that Mr. Saline owns the disputed shares of preferred stock at this time. The Company continues to vigorously defend this lawsuit. This lawsuit is still pending. For a further description of this lawsuit, see the discussion under the caption “Proposal I — Election of Directors — Legal Proceedings Involving the Director Nominees.”

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR THE ANNUAL MEETING RELATING TO FISCAL 2003

Shareholder Proposals for the Annual Meeting for Fiscal 2003

      If you want the Company to consider including a proposal in the Company’s proxy materials relating to the annual meeting of shareholders to be held with respect to fiscal 2003, you must submit such proposal to the Company no later than August 22, 2003. However, if the date of our 2003 annual meeting is more than 30 days before or after the one year anniversary date of the Annual Meeting, the deadline for delivery of proposals for inclusion in our 2003 proxy statement will be changed to a date that is a reasonable time before the Company begins to print and mail its proxy materials. In such event, we will include the revised deadline in our Form 10-K or a Form 10-Q that we will file with the Securities and Exchange Commission once they are established by the Company’s Board of Directors. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the Company will include it in the proxy statement and the form of proxy issued for such annual meeting of shareholders. You should direct any such shareholder proposals to the attention of the Secretary of the Company at the Company’s address set forth on the first page of this Proxy Statement.

      With respect to any proposal that a shareholder of the Company presents at the annual meeting of shareholders relating to fiscal 2003 that is not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy for such annual meeting of shareholders will confer discretionary voting authority to vote on such shareholder proposal unless (a) the Company is notified of such proposal no later than November 10, 2003, and (b) the proponent complies with the other requirements set forth in Rule 14a-4 under the Exchange Act. However, if the date of our 2003 annual meeting is more than 30 days before or after the one year anniversary date of the Annual Meeting, the proxy for such annual meeting of shareholders will confer discretionary voting authority to vote on such shareholder proposal unless (a) the Company is notified of such proposal a reasonable time before the Company begins to print and mail its proxy materials, and (b) the proponent complies with the other requirements set forth in Rule 14a-4 under the Exchange Act.

AVAILABILITY OF ANNUAL REPORT

      You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but the Company will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to the Company at the Company’s address set forth on the first page of this Proxy Statement, attention: John A. Barthrop, Secretary.

OTHER MATTERS

      The Board of Directors does not intend to present any items of business other than stated in the Notice of Annual Meeting of Shareholders. The Board of Directors have been informed that the two shareholder proposals discussed in this Proxy Statement will be presented to the meeting by others. In addition, five other shareholders submitted proposals for inclusion in this Proxy Statement, which the Company has omitted pursuant to Rule 14a-8 of the Securities and Exchange Commission’s proxy rules. If these shareholders should present these proposals at the Annual Meeting, it is the intention of the persons named in the proxy to vote against such proposals. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

John A. Barthrop
Secretary

Tustin, California

December 20, 2002

Proxy — Commonwealth Energy Corporation

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
COMMONWEALTH ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned shareholder(s) of Commonwealth Energy Corporation, a California corporation (the “Company”), hereby appoints Ian B. Carter and John A. Barthrop, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on January 21, 2003, and at any and all adjournments, to vote all shares of the capital stock of said Company held of record by the undersigned on November 22, 2002, as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED (A) FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE; (B) FOR PROPOSAL 2 ON THE REVERSE SIDE; (C) AGAINST PROPOSALS 3 AND 4 ON THE REVERSE SIDE; AND (D) IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting. In the event the Directors are to be elected by cumulative voting, the proxies will have discretion to cumulate votes and distribute such votes to one or more of the nominees listed above in whatever manner they deem appropriate; provided, however, that no votes will be allocated to any nominee with respect to whom authority to vote has been withheld.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

000000 0000000000 0 0000
Commonwealth Energy Corporation
000000000.000 ext
000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

     Annual Meeting Proxy Card

A	Election of Directors

1.	These nominees have been proposed by the Company. The Board of Directors recommends a vote FOR the nominees listed.

	For	Withhold		For	Withhold
01 — Ian B. Carter	[ ]	[ ]	05 — William J. Popejoy	[ ]	[ ]

02 — Craig G. Goodman	[ ]	[ ]	06 — Joseph P. Saline, Jr.	[ ]	[ ]

03 — Junona A. Jonas	[ ]	[ ]	07 — Eugene R. Sullivan	[ ]	[ ]

04 — Robert C. Perkins	[ ]	[ ]

B	Issues

Proposal 2 has been proposed by the Company. Proposals 3 and 4 have been proposed by certain shareholders of the Company. The Board of Directors recommends a vote “FOR” Proposal 2 and “AGAINST” Proposals 3 and 4.

		For	Against	Abstain
2.	RATIFICATION OF INDEPENDENT AUDITORS: Proposal to ratify the appointment of Ernst & Young, LLP as the Company’s independent auditors.	[ ]	[ ]	[ ]

3.	SHAREHOLDER PROPOSAL: Proposal to amend the Company’s Bylaws to prohibit the Company’s Board of Directors from amending or repealing Bylaws that have been approved by the Company’s shareholders.	[ ]	[ ]	[ ]

	For	Against	Abstain
4.	SHAREHOLDER PROPOSAL:
Proposal to amend the Company’s Bylaws to: (a) set the compensation of the Company’s non-employee directors and (b) provide for mandatory indemnification of non-employee directors.	[ ]	[ ]	[ ]

Please check this box with an X if you plan to attend the Annual Meeting	[ ]

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.